Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the "Registration Statement") of our reports dated July 11, 2008 relating to the financial statements and financial highlights which appear in the May 31, 2008 Annual Reports to Shareholders of the Personal Strategy Balanced Fund, Personal Strategy Growth Fund and Personal Strategy Income Fund, (comprising T. Rowe Price Personal Strategy Funds, Inc.) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Fund Service Providers" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
September 22, 2008